SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549




                             FORM 8-K

                          CURRENT REPORT


                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported): April 1, 1998




               HARRIS CHEMICAL NORTH AMERICA, INC.
      (Exact name of registrant as specified in its charter)


DELAWARE                      33-67546                 48-1135402
(State or other jurisdiction            (Commission
(IRS Employer
of incorporation)                  File Number)
Identification No.)

2100 Sanders Road                                                60062
Northbrook, Illinois                                             (Zip
Code)
(Address of principal executive offices)


                          (847) 272-9200
       (Registrant's telephone number, including area code)


Item 1.   Changes in Control of Registrant.

          Prior to April 1, 1998, the Registrant was a wholly owned subsidiary of Harris Chemical Group, Inc., a Delaware corporation ("HCG"), and HCG was privately held. On April 1, 1998, HCG was acquired by IMC Global Inc., a Delaware corporation ("IMC"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 11, 1997 by and among HCG, IMC and IMC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of IMC ("IMC Merger Sub"). As contemplated by the Merger Agreement, on April 1 IMC Merger Sub was merged with and into HCG (the "Merger") with HCG being the surviving corporation and continuing as a wholly owned subsidiary of IMC under the name "IMC Inorganic Chemicals Inc." As a result of the Merger, all of the subsidiaries of HCG, including the Registrant, became wholly owned subsidiaries of IMC.

          IMC acquired 100% of the securities of HCG and a privately held Australian affiliate, Harris Chemical Australia Pty Ltd., in connection with the Merger for an aggregate purchase price of $450 million in cash and the assumption of approximately $950 million of debt. IMC funded the cash portion of the acquisition through its borrowing capabilities.

Item 7.   Financial Statements and Exhibits.

          (a)  Not applicable
          (b)  Not applicable
          (c)  Exhibits

          The exhibits accompanying this report are listed in the accompanying Exhibit Index.

Item 8.   Change in Fiscal Year.

          Prior to the Merger, the fiscal year end of the Registrant was the last Saturday in March (March 28, 1998). On April 1, 1998, the Registrant changed its fiscal year end to December 31, 1998. Reports on Form 10-K will be filed by the Registrant covering fiscal year end March 28, 1998 and the transition period between March 28, 1998 and December 31, 1998.


                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HARRIS CHEMICAL NORTH AMERICA, INC.
                              (Registrant)


                              By: ____________________________
                                 Marschall I. Smith
                                 Vice President
                                 and Assistant Secretary


Dated:  April 15, 1998



                          EXHIBIT INDEX


The following exhibits are filed herewith as noted below.

Exhibit No.              Exhibit
2.1                     Agreement and Plan of Merger, dated as of
                  December 11, 1997, by and among Harris Chemical Group,
                  Inc., IMC Global Inc. and IMC Merger Sub Inc.

99                Press Release of IMC dated April 1, 1998.
